EXHIBIT 99.1

Meridian Resource Announces Third Quarter 2009 Financial Results

HOUSTON, Nov. 9, 2009 (GLOBE NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced its third quarter 2009 financial and operational results. A summary of the quarter's results are:

 -- Production totaled 3.0 Bcfe, or an average of 33 Mmcfe per day
 -- Oil & Gas Revenues totaled $22 million
 -- Lease Operating Expense totaled $3.6 million
 -- Depletion and Depreciation totaled $8.1 million
 -- General & Administrative Expense totaled $4.5 million
 -- Discretionary Cash Flow totaled $8.0 million
 -- Net loss of $0.8 million, or $0.01 per share

Production

Production volumes for the third quarter of 2009 totaled 3.0 billion cubic feet of gas equivalent ("Bcfe"), or an average of 33 million cubic feet of natural gas equivalent per day ("Mmcfe/d") compared to 3.1 Bcfe or 33 Mmcfe per day for the third quarter of 2008. Sequentially, production is down compared to the average daily production of 38 Mmcfe per day in the second quarter of 2009. Although the Company has been able to maintain a relatively even level of production for the past several quarters, we are now seeing a gradual decline in daily production levels as a result of the reduction in capital spending in the past two quarters. Currently production is approximately 32 Mmcfe per day.

Oil and Gas Revenues

Oil and gas revenues (includes the effects of the Company's oil and gas hedging activities) for the third quarter of 2009 totaled $22.0 million. This compares to $36.8 million for the third quarter of 2008. The variance between the two periods for oil and gas revenues is due primarily to the marked decreases in realized commodity prices. Realized natural gas prices decreased between the periods from $9.67 per Mcf in the third quarter of 2008 to $4.68 per Mcf for the same period in 2009. Realized crude oil prices decreased from $99.42 per barrel in the third quarter of 2008 to $65.06 per barrel in the same period in 2009. Sequentially, oil and gas revenues are down slightly compared to $22.7 million in the second quarter of 2009.

Lease Operating Expenses

The continued focus on reducing lease operating expenses resulted in the third quarter of 2009 expenses of $3.6 million, being down $2.3 million or 39% when compared to $5.9 million for the third quarter of 2008. Sequentially, lease operating expenses were lower by $1.0 million, compared to $4.6 million in the second quarter of 2009. This drop in costs between the second and third quarter of this year further reflects the estimated $3 million annualized reduction in field expenses announced earlier in the year. Since the fourth quarter of 2008, Meridian has had a 29% reduction in quarterly lease operating costs. Excluding onetime charges, the quarterly lease operating expenses for the Company has decreased from approximately $5.1 million in Q4 2008, to approximately $4.9 million in Q1 2009, to approximately $4.5 million in Q2 2009 and approximately $3.6 million in Q3 2009. Lease operating expenses for the first nine months of 2009 were $12.9 million, down by $6.3 million, or 33% compared $19.2 million in the same period last year. This is due primarily to reduced labor costs, saltwater disposal fees, fuel and compression charges, platform and facility charges, lower insurance costs and other efficiencies.

Depletion and Depreciation

Depletion and depreciation for the third quarter of 2009 was $8.1 million down by $7.8 million or 49% compared to $15.9 million for the third quarter of 2008. On a per Mcfe basis, depletion and depreciation for the third quarter was $2.69 per Mcfe compared to $5.19 per Mcfe for the third quarter of 2008. The difference between the two periods on a per unit basis is due primarily to the ceiling test write downs taken by the Company in the fourth quarter of 2008 and the first quarter of 2009. Sequentially, depreciation and depletion expense was also down by 14% compared to $9.4 million in the second quarter of 2009. The difference between the quarters is primarily due to reduced production in the third quarter of 2009.

General and Administrative Expenses

As a result of focusing on reducing cost, our general and administrative expenses for the third quarter of 2009 were $4.5 million compared to $5.9 million for the third quarter of 2008. Sequentially, general and administrative expenses were up slightly compared to $4.3 million in the second quarter of 2009. The increase in general and administrative expenses between the second and third quarter was primarily due to the $0.8 million of legal and consulting fees associated with the forbearance agreements that were negotiated with the Company's senior debt creditors. Excluding the impact of the forbearance legal and consulting fees, general and administrative expense would have been approximately $3.7 million for the third quarter. The total general and administrative expense for the company (capitalized and non-capitalized) has moved from approximately $8.0 million in Q4 2008, to approximately $5.9 million in Q1 2009, to approximately $4.3 million in Q2 2009, and now to approximately $4.5 million in Q3 2009. The total general and administrative expense for the company (capitalized and non-capitalized) for the first nine months of 2009 was $14.7 million, which is down by $13.7 million, or 48% compared to $28.4 million the same period last year. This is primarily the result of the roughly 60% reduction in staff that took place in the first and second quarter of this year (salaries, payroll burden and other associated costs).

Rig Expense

The Company has drilling contracts covering two rigs which it was unable to utilize for drilling, beginning in the first quarter of 2009 for one rig and in the second quarter of 2009 for the other. Under these drilling contracts the Company is obligated for the daily rate of the rigs regardless of the Company's actual use of the rigs. In practice, the rigs have been utilized by third parties and the Company has recorded a liability for the difference between its contracted day rate and that collected by the drilling operator from the third party. For the three and nine month period of 2009, the rig obligations resulted in a charge of $1.2 million and $3.0 million, respectively.

Interest Expense

Interest expense totaled $2.9 million for the third quarter of 2009, compared to $1.4 million for the third quarter of 2008. The increase in interest expense (includes interest and forbearance fees) between the periods was primarily due to forbearance fees and higher interest rates, as a result of the default in the Company's credit facility. Average debt balances were also higher in the third quarter. For the first nine months of 2009 interest expense totaled $6.0 million compared to $3.9 million for the same period last year.

Discretionary Cash Flow

Discretionary cash flow for the third quarter of 2009 was $8.0 million, compared to $19.9 million for the third quarter of 2008. The variance between the two periods was due primarily to lower realized prices; costs associated with the referenced forbearance agreements and increased cost associated with the utilization of drilling rigs under contract, partially offset by reduced lease operating costs and general and administrative expense. Sequentially, discretionary cash flow is lower by approximately $0.8 million compared to $8.8 million for the second quarter of 2009. The difference between these two periods is due in part to increased interest expense.

Net Income / (Loss)

The Company had a net loss to common shareholders for the third quarter of 2009 of $768 thousand or ($0.01) per diluted common share, compared to a net income of $699 thousand, or $0.01 per share for the third quarter of 2008. The variance between the two periods was due primarily to the previously discussed lower commodity prices and the cost associated with the forbearance agreement, offset in part by lower lease operating costs, lower depletion and depreciation expense and lower general and administrative expense.

Liquidity Update

As previously announced, the Company's borrowing base was redetermined by our bank group earlier this year. Fortis Capital Corp., the administrative agent for the bank group, notified the Company that its borrowing base had been reduced from $95 million to $60 million, resulting in a borrowing base deficiency of $35 million. The borrowing base was lowered due primarily to the reduction in borrowing capacity attributable to the value of Meridian's oil and gas properties as a result of precipitous declines in commodity prices. Under the terms of the credit facility agreement, the Company had 90 days from the April 30, 2009 effective date of the redetermination to cure the borrowing base deficiency. Accordingly, a $35 million payment to our bank group for the borrowing base deficiency was due July 29, 2009. As per the SEC 8K filing on August 4, 2009, the Company did not have sufficient cash available to repay the deficiency and, consequently, we failed to pay such amount when due and went into default under the credit facility for such failure. Meridian negotiated a forbearance agreement with its bank group which was signed on September 3, 2009 regarding the deficiency and default. Among other provisions of the agreement, the Company is required to enter into (a) a merger agreement pursuant to which we will merge with or into or be acquired by or transfer all or substantially all of our assets to another person; (b) a capital infusion agreement pursuant to which one or more persons will contribute subordinated debt or equity capital to us in an amount sufficient to enable us to pay to the Lenders an amount equal to 100% of our borrowing base deficiency; or (c) a purchase and sale agreement pursuant to which we agree to sell one or more oil and gas properties for net proceeds sufficient to enable us to pay to the Lenders an amount equal to 100% of our borrowing base deficiency, plus any incremental borrowing base deficiency resulting from such sales. The initial deadline relating to this provision of the forbearance agreement was September 30, 2009. Meridian was not able to meet that deadline and subsequently received several extensions for that deadline. The last extension was granted through November 15, 2009, the purpose of which is to allow Meridian more time to execute potential solutions for the deficiency per the requirements referenced above.

Meridian's management has been working diligently over the past few quarters to resolve numerous impactful liability, contractual and debt issues. Of note is the fact that the Company has never missed an interest payment and that the overall level of debt has steadily come down since the first quarter. The current (10/31/09) outstanding balance due to the bank group has been lowered by $5.5 million to $89.5 million compared to $95 million in the first quarter. Subsequently the borrowing base deficiency has been reduced to a current level of $29.5 million. Additionally, the CIT loan for the Triton rig has been reduced by $2.5 million to $6.3 million compared to $8.8 million at the beginning of the year.

Conference Call Information

Meridian invites you to listen to its conference call which will discuss the Company's financial and operational results on Monday, November 9, 2009 at 2:00 p.m. Central time. To participate in this conference call, dial 866-543-6408 (US/Canada) or 617-213-8899 (International) five to ten minutes before the scheduled start time and reference Conference ID #33296842. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (US/Canada) or 617-801-6888 (International) and referencing Conference ID #16382238.

Non-GAAP Financial Measure

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2008.

Click here to join our email alert list http://www.b2i.us/irpass.asp?BzID=1440&to=ea&s=0

       THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                     SUMMARY OPERATIONS DATA
   (In thousands, except prices and per share data, Unaudited)

                                  Q3-09     Q3-08
                                ------------------  ------------------
                                Three Months Ended   Nine Months Ended
                                ------------------  ------------------
                                Sept 30,  Sept 30,  Sept 30,  Sept 30,
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Production:
 Oil (Mbbl)                          213       174       643       546
 Natural Gas (Mmcf)                1,731     2,017     5,936     7,159
 Mmcfe                             3,008     3,060     9,792    10,436
 Mmcfe (Daily Rate)                 32.7      33.3      35.9      38.1

 Average Prices:
 Oil (per Bbl)                  $  65.06  $  99.42  $  55.46  $  95.10
 Natural Gas (per Mcf)              4.68      9.67      5.24      9.76
   Per Mcfe                         7.30     12.03      6.82     11.67

 Oil and Natural Gas Revenues   $ 21,950  $ 36,806  $ 66,769  $121,788
 Lease Operating Expenses          3,637     5,927    12,883    19,151
   Per Mcfe                         1.21      1.94      1.32      1.84
 Depletion and depreciation        8,088    15,870    29,222    51,498
   Per Mcfe                         2.69      5.19      2.98      4.93
 Severance and Ad Valorem
  Taxes                            1,914     2,551     5,538     8,125
   Per Mcfe                         0.64      0.83      0.57      0.78
 General and Administrative
  Expense                          4,519     5,944    12,175    15,234
   Per Mcfe                         1.50      1.94      1.24      1.46
 Interest Expense                  2,881     1,399     6,010     3,922
   Per Mcfe                         0.96      0.46      0.61      0.38

 Discretionary Cash Flow (1)    $  8,010  $ 19,924  $ 27,412  $ 66,031
   Per Mcfe                         2.66      6.51      2.80      6.33

 Net Earnings (Loss)
  Applicable to
 Common Stockholders               ($768) $    699  ($63,191) $  5,101

 Per Common Share (Basic)         ($0.01) $   0.01    ($0.68) $   0.06
 Per Common Share (Diluted)       ($0.01) $   0.01    ($0.68) $   0.05

 (1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as
     defined by GAAP.

           THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share, Unaudited)

                                 Q3-09     Q3-08
                                ------------------  ------------------
                                Three Months Ended   Nine Months Ended
                                ------------------  ------------------
                                Sept 30,  Sept 30,  Sept 30,  Sept 30,
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues:
 Oil and natural gas            $ 21,950  $ 36,806  $ 66,769  $121,788
 Interest and other                    6       177         8       379
                                --------  --------  --------  --------
 Total revenues                   21,956    36,983    66,777   122,167
                                --------  --------  --------  --------

 Operating costs and expenses:
 Oil and natural gas operating     3,637     5,927    12,883    19,151
 Severance and ad valorem taxes    1,914     2,551     5,538     8,125
 Depletion and depreciation        8,088    15,870    29,222    51,498
 General and administrative        4,519     5,944    12,175    15,234
 Accretion expense                   496       482     1,573     1,580
 Contract settlement                  --        --        --     9,894
 Rig Expense                       1,189        --     3,028        --
 Hurricane damage repairs             --     1,462        --     1,462
 Impairment of long-lived assets      --        --    59,539        --
                                --------  --------  --------  --------
 Total operating costs and
  expenses                        19,843    32,236   123,958   106,944
                                --------  --------  --------  --------

 Earnings (Loss) before
  interest and income taxes        2,113     4,747   (57,181)   15,223

 Other expenses:
 Interest expense                  2,881     1,399     6,010     3,922
 Taxes on income:
     Current                          --        23        --        34
     Deferred                         --     2,626        --     6,166
                                --------  --------  --------  --------
 Net Earnings (Loss) applicable
  to common stockholders           ($768) $    699  ($63,191) $  5,101
                                ========  ========  ========  ========

 Net Earnings (Loss) per share:
  - Basic                         ($0.01) $   0.01    ($0.68) $   0.06
                                ========  ========  ========  ========
  - Diluted                       ($0.01) $   0.01    ($0.68) $   0.05
                                ========  ========  ========  ========

 Weighted average common
  shares outstanding:
  - Basic                         92,472    92,349    92,461    91,035
  - Diluted                       92,472    94,143    92,461    94,653

         THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                           (In thousands)

                                                    Sept. 30, Dec. 31,
                                                      2009      2008
                                                    --------  --------
 ASSETS                                            (unaudited)
 ------

 Cash and cash equivalents                          $  1,940  $ 13,354
 Restricted cash                                          36     9,971
 Other current assets                                 16,114    28,719
                                                    --------  --------
       Total current assets                           18,090    52,044
                                                    --------  --------

 Property, equipment and other assets                172,249   252,531
                                                    --------  --------
       Total assets                                 $190,339  $304,575
                                                    ========  ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------

 Current liabilities                                $120,634  $161,296

 Long-term debt, net of current maturities                --        --

 Other liabilities                                    17,736    20,768

 Common stockholders' equity                          51,969   122,511
                                                    --------  --------
       Total liabilities and stockholders' equity   $190,339  $304,575
                                                    ========  ========

           THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                       (In thousands, Unaudited)

                                ------------------  ------------------
                                Three Months Ended   Nine Months Ended
                                ------------------  ------------------
                                Sept 30,  Sept 30,  Sept 30,  Sept 30,
                                  2009      2008      2009      2008
                                --------  --------  ------------------
 Reconciliation of Discretionary
  Cash Flow to Net Cash Provided
  By Operating Activities:

 Discretionary Cash Flow        $  8,010  $ 19,924  $ 27,412  $ 66,031
 Adjustments to reconcile
  discretionary cash flow
  to net cash provided by
  operating activities:
   Net changes in working
    capital                         (537)    7,269   (10,471)    6,845
                                --------  --------  ------------------
 Net Cash Provided By Operating
  Activities                    $  7,473  $ 27,193  $ 16,941  $ 72,876
                                ========  ========  ==================

                   THE MERIDIAN RESOURCE CORPORATION
                        Summary of Natural Gas
                                  and
                       Crude Oil Hedge Positions

                                Natural Gas
                                -----------

                      Contracted        Floor        Ceiling
       Contract         Volume          Price         Price
        Period       (Mmbtu/Qtr)      ($/Mmbtu)     ($/Mmbtu)
       --------      -----------      ---------     ---------
       Q3 - '09        570,000          $7.75         $11.02
       Q4 - '09        520,000          $7.76           na

                               Crude Oil
                               ---------

                      Contracted        Floor        Ceiling
       Contract         Volume          Price         Price
        Period        (Bbls/Qtr)       ($/Bbl)       ($/Bbl)
       --------       ----------       --------     --------
       Q3 - '09         26,000          $79.81       $114.38
       Q4 - '09          5,000          $70.00        $93.55
       Q4 - '09         17,000          $82.94          na

CONTACT:  Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com